AMENDMENT NO. 2 TO LOAN AGREEMENT

THIS AGREEMENT is dated effective this 29th day of July, 2014

BETWEEN:

POLY SHIELD TECHNOLOGIES INC., a corporation formed under the laws of the State of Delaware with an address located at 151 San Francisco Street, Suite 201, San Juan, Puerto Rico 00901

(hereinafter called the "Company")  OF THE FIRST PART

AND:

KF BUSINESS VENTURES, LP,  a limited partnership formed under the laws of the State of California with an address located at 10866 Wilshire Boulevard, Suite 1500, Los Angeles, California 90024

(hereinafter called the "Lender")  OF THE SECOND PART

WHEREAS:

A.

The Company and the Lender are parties to that certain Loan Agreement dated as of January 15, 2014, as amended by Amendment No. 1 to the Loan Agreement dated March 10, 2014, between the Company and the Lender (the “Loan Agreement”);

B.

The Company desires to borrow from the Lender, and the Lender has agreed to lend to the Company, up to an additional $2,400,000 on the terms and subject to the conditions set out in that certain Loan Agreement dated as of July 28, 2014 between the Company and the Lender (the “Additional Loan Agreement”); and

C.

It is a condition precedent to Lender’s obligations to make advances pursuant to the Additional Loan Agreement that the parties enter into this Agreement to amend certain terms of the Loan Documents as hereinafter set forth, and the parties desire to do so to satisfy such condition precedent;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto mutually covenant and agree as follows:

1.

Unless otherwise defined in this Agreement, capitalized terms used herein and in the recitals hereto shall have the meanings set forth in the Loan Agreement.

2.

The parties agree that the Loan Documents, and each of them to the extent necessary, shall be, and hereby are, amended to provide as follows:

a.

Interest as calculated pursuant to Section 2.3 of the Loan Agreement shall accrue and remain unpaid on the outstanding principal sum of the Loan until January 15, 2016 (the “Maturity Date”).   On the Maturity Date, the entire outstanding principal sum of the Loan, together with any accrued and unpaid interest thereon, shall become immediately due and payable without demand therefor;

b.

The occurrence of an “Event of Default” under the Additional Loan Agreement shall constitute an Event of Default under the Loan Documents;

c.

The expiration date of the Warrants issued to the Lender to purchase up to 2,200,000 shares of Common Stock evidenced by Warrant Certificate No. 0533017-001, and the expiration date of the Warrants issued to the Lender to purchase up to 250,000 shares of Common Stock evidenced by Warrant Certificate No. 0533017-003, is hereby extended until 5:00 P.M, Pacific Time, on January 15, 2016;

d.

The Exercise Price of the Warrants and the Additional Warrants is hereby reduced to Fifty Cents ($0.50) per share of Common Stock, subject to adjustment as provided in the Warrants and the Additional Warrants, respectively;

e.

As additional consideration for the forbearances of payment and agreements of the Lender  set forth in this Agreement, the Company hereby agrees to issue to the Lender additional non-transferable share purchase warrants to an aggregate of up to 2,350,000 additional shares of Common Stock at an initial exercise price of Fifty Cents ($0.50) per share, expiring on January 15, 2019 (the “Second Additional Warrants”), which Second Additional Warrants shall be exercisable in whole or in part immediately and from time to time prior to the expiration thereof, and shall be substantially in the same form the Warrants and Additional Warrants issued to the Lender pursuant to the Loan Agreement, as amended by this Agreement;

f.

The Company shall have the right (but not the obligation), to extend the Maturity Date of the Loan until January 15, 2017 upon not less than thirty (30) days prior written notice to the Lender, and as additional consideration to the Lender for such extension of the Maturity Date, concurrently upon the exercise of such right, the Company shall issue to the Lender non-transferrable share purchase warrants to purchase an aggregate of up to a number of shares of Common Stock equal to the quotient of the aggregate outstanding principal balance of the Loan and all unpaid interest thereon accrued (or which would have accrued) through January 15, 2016, divided by two (2), rounded to the nearest whole share (collectively, the “Third Additional Warrants”).  The Third Additional Warrants shall have  an initial exercise price of $0.50 per share or the then exercise price per share under the Warrants, whichever is less, and expiring on September 1, 2021, which Third Additional Warrants shall be exercisable in whole or in part immediately and from time to time prior to the expiration thereof, and shall be substantially in the same form the Warrants and Additional Warrants issued to the Lender pursuant to the Loan Agreement, as amended by this Agreement, with such changes thereto as are necessary to conform said form to the terms and conditions contained in this Section 2.f, and to increase the total number of shares issuable upon exercise of any of the Warrants issued pursuant to the Loan Agreement (including the Additional Warrants, the Second Additional Warrants and the Third Additional Warrants) by way of such Cashless Exercise Rights to 4,627,273 Warrant Shares, plus one half (1/2) of the number of Warrant Shares issuable upon exercise of the Third Additional Warrants; and

g.

Notwithstanding anything to the contrary contained in the Loan Documents (including the Warrants, the Additional Warrants, the Second Additional Warrants and, if applicable, the Third Additional Warrants to be issued pursuant to this Agreement), the Cashless Exercise Rights shall be, and hereby are, amended such that the total number of shares issuable upon exercise of any of the Warrants issued pursuant to the Loan Agreement (including the Additional Warrants, the Second Additional Warrants and, if applicable, the Third Additional Warrants) by way of such Cashless Exercise Rights shall be increased to 4,627,273 Warrant Shares, plus one half (1/2) of the number of Warrant Shares issuable upon exercise of the Third Additional Warrants, if applicable, whether or not such Cashless Exercise Rights were exercised by the holder of the particular Warrant or by another holder of Warrants issued pursuant to the Loan Agreement (including the Additional Warrants, the Second Additional Warrants and, if applicable, the Third Additional Warrants).

3.

Except as modified by this Agreement, the Loan Documents (including the Warrants and the Additional Warrants) remain in full force and effect in accordance with their respective terms, and are hereby ratified and confirmed in all respect by the Company and the Lender.

4.

This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterpart have been signed by each party hereto and delivered to the other parties.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first written above.

POLY SHIELD TECHNOLOGIES, INC. By: /s/ Rasmus Norling Name: Rasmus Norling Title: _President & Chief Executive Officer	KF BUSINESS VENTURES, LP By: KOPPLE FINANCIAL, INC., Its General Partner By: _/s/ Robert C. Kopple Robert C. Kopple, Its President